Exhibit (e)(2)

Capstone Asset Planning Company

DEALER AND SELLING GROUP AGREEMENT

Ladies and Gentlemen:

As the distributor of the shares ("Shares") of each investment company portfolio ("Fund")of the investment company or companies covered hereunder (collectively, "Company"), as listed in Appendix A which may be amended by us from time to time, Capstone Asset Planning Company ("Distributor") hereby invites you to participate in the selling group on the following terms and conditions. In this letter, the terms "we," "us," and similar words refer to the Distributor, and the terms "you," "your," and similar words refer to the dealer executing this agreement, including its associated persons.

1. Dealer. You hereby represent that you are a broker-dealer properly registered under the Securities Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc. ("NASD") and the Securities Investor Protection Corporation ("SIPC"). You agree to abide by the Conduct Rules of the NASD, and all applicable laws, rules and regulations that are now or may become applicable to transactions hereunder. This Agreement is in all respects subject to Conduct Rule 2830 of the NASD, which shall control any provisions to the contrary. For transactions placed through you, you agree that it is your responsibility to determine the suitability of any Fund Shares as investments for your customers, and that we have no responsibility for such determination. You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares. In addition, you agree to notify us immediately in the event your status as a member of the NASD or SIPC changes.

You represent that you are registered with the appropriate securities authorities in each state, territory and jurisdiction in which your activities make such registration necessary.

You hereby represent that you will at all times comply with (i) the provisions of this Dealer Agreement and (ii) the terms of the current prospectus and Statement of Additional Information ("SAI") (together, "Prospectus") for each Fund.

You further represent that you have performed a review of your internal controls and procedures to ensure that such controls and procedures are reasonably designed to (i) prevent the submission of any order received after that day's deadline for submission of orders for pricing based upon that day's net asset value per share; and (ii) prevent the purchase of Fund shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of long-term investors, particularly where the individual or entity may be seeking market timing or arbitrage opportunities through such purchase.

2. Qualification of Shares. We will make available to you a list of the states or other jurisdictions in which Fund Shares have satisfied applicable requirements for offer and sale or are exempt from any such requirements, which list may be revised from time to time and we will give you notice of those revisions. You will offer or sell Shares (i) only in such states or jurisdictions and (ii) only under circumstances that will result in compliance with the Federal and state securities laws. In connection with sales and offers to sell Shares, you or your agent will furnish to each person to whom any such sale or offer is being made a copy of the Prospectus for the applicable Fund(s). We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us herein. We act solely as agent for the Funds and are not responsible for qualifying the Funds or their Shares for sale in any jurisdiction. We also are not responsible for the issuance, form, validity, enforceability or value of Shares of the Funds. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with any provisions of the Securities Act of 1933, or of the Rules and Regulations of the Securities Exchange Commission or to relieve the parties hereto from any liability arising under the Securities Act of 1933.

3. Orders. You agree that in placing orders on behalf of your customers for Fund Shares, you are acting as agent for your customers. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day in time to provide for processing at the offering price next determined in accordance with the applicable Fund Prospectus. As agent for your customers, you shall not withhold placing customers' orders for any Shares so as to profit yourself or your Customer as a result of such withholding. You are hereby authorized to: (i) place your orders directly with the relevant investment company (the "Company") for the purchase of Shares and (ii) tender Shares directly to the Company for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us from time to time. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares. You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus or in such supplemental written information that we may provide to you with respect to a Fund. All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee, in each case as described in the Prospectus.

4. Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of the NASD and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder ("Applicable Laws"). You are authorized to distribute to your customers the current prospectus of each Fund, the SAI upon request of a customer, and any supplemental sales material received from us (on the terms and for the period specified by us or stated in such material). You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our written approval, but you may identify the Funds in a listing of mutual funds available through you to your customers. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all legally required documents, as required by law. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws. You agree to respond to investor inquiries concerning the Fund and to the best of your ability to contact all shareholders in the Funds to whom you have sold shares on a periodic basis to provide them with such information about the Funds as we will reasonably provide to you.

5. Sales Charges and Concessions. On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus. Sales charge reductions and discounts may be available as provided in the Prospectus. To obtain any such reductions, the Company or Distributor must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of the Company and/or us) to substantiate qualification therefore. The foregoing shall include advising us of any Letter of Intent signed by your customer or of any Right of Accumulation available to such customer. If you fail to so advise us, you will be liable for the return of any commissions plus interest thereon. Rights of accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefore are not fulfilled. Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form. If any Shares purchased are tendered for redemption or repurchased by the Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession upon notification and you will forfeit the right to receive any compensation allowable or payable to you on such Shares. We reserve the right to waive sales charges. You represent to us that you are eligible to receive any such sales charges and concessions paid to you by us under this section.

6. Transactions in Fund Shares. We shall not accept from you any conditional orders for the Shares. With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to a Fund caused by any order placed by you on an "as-of" basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company's policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to us prior to the Company's acceptance of any such order. Any order by you for the purchase of Shares of the Funds through us shall be executed pursuant to the terms and conditions specified in the Prospectus of each Fund for which an order is made unless rejected by us or that Fund. In addition to the right to reject any order, each Fund has reserved the right to withhold Shares from sale temporarily or permanently.

7. Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Company and you agree to indemnify and hold harmless all persons, including us and the Funds' transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8. Indemnification. You agree to indemnify us and hold us harmless from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, (ii) any action or omission by us in reliance upon any oral, written or electronic instructions or materials from you that we believe to be genuine or (iii) any unauthorized representation made by you concerning an investment in Fund Shares. We agree to indemnify you and hold you harmless from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, (ii) any action or omission by you in reliance upon any oral, written or electronic instructions or materials from us that you believe to be genuine or (iii) any untrue statement of a material fact set forth in a Fund's Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading; provided, however, that the indemnification in this clause (ii) shall be limited to indemnification actually received by us as Distributor from the Funds, except to the extent that the relevant claims, liabilities, expenses and losses result from our own failure to exercise reasonable care in the preparation or review of the Prospectus or such other materials.

The agreement of the parties in this Section 8 to indemnify each other is conditioned upon the party entitled to indemnification ("Indemnified Party") giving notice to the party required to provide indemnification ("Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnification may be sought is service on the Indemnified Party.  Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address indicated in or in accordance with Section 16 hereof.  The failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section.  The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld), and that the Indemnified Party may participate in such defense at its expense.  If the Indemnifying party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it.  No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

9. Multi-Class Distribution Arrangements. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures reasonably designed: to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10. Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder ("AML Laws"), including NASD Conduct Rule 3011, in all relevant respects. The parties agree to cooperate with one another to satisfy AML due diligence policies of the Company and Distributor if allowable under the AML Laws, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us to ensure compliance with AML Laws.

11. Privacy. The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P ("Reg S-P") of the Securities and Exchange Commission that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law or self regulatory agency.

12. Distribution and/or Service Fees. Subject to and in accordance with the terms of each Prospectus and the Distribution Plan and/or Service Plan, if any, adopted by a Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), we may pay financial institutions with which we have entered into an agreement in substantially the form annexed hereto as Appendix B or such other form as may be approved from time to time by the board of directors or trustees of the applicable Fund (the "Fee Agreement") such fees as may be determined in accordance with such Fee Agreement, for distribution, shareholder or administrative services, as described therein.

13. Order Processing. In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to help the Fund deter, detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, NASD Conduct Rule 2110 and other applicable rules and regulations), you hereby provide the confirmation set forth in Appendix C hereto. The Fund requires that a Redemption Fee be deducted from redemption proceeds. You represent that the Dealer will accept and process any Redemption Fees based upon the terms outlined in the Company's prospectus.

14. Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with the NASD. If you do not object to the amendment within thirty (30) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such thirty (30) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

15. Termination. This agreement will terminate automatically upon the termination of the Distribution Agreement between us and the Funds. This agreement may be terminated by either party, without penalty, upon ten days' prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16. Notices. All notices and communications to us shall be sent to Capstone Asset Planning Company, 5847 San Felipe, Suite 4100, Houston, Texas 77057, Attn: Broker-Dealer Compliance Department, or at such other address as we may designate in writing. All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

17. Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

18. Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be effective as of the date of acceptance by you, but only upon receipt by us of a properly executed duplicate original.

* * * *

If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

By: CAPSTONE ASSET PLANNING COMPANY

By: #9; 9;
Insert Name:
Title:

Agreed to and accepted:

________________________________ [Dealer]
By:
Insert Name:
Title:

Date:

Address of Dealer:

Appendix A

Revised October 1, 2004

Capstone Group of Mutual Funds

Capstone Series Fund, Inc.

on behalf its series Capstone Growth Fund

Steward Funds, Inc.

on behalf its series Steward Domestic All-Cap Equity Fund and

Steward Select Bond Fund

Appendix B

Distribution/Service Fee Agreement

Ladies and Gentlemen:

This Fee Agreement ("Agreement") confirms our understanding and agreement with respect to Rule 12b-1 payments to be made to you in accordance with the Dealer Agreement between you and us (the "Dealer Agreement"), which entitles you to serve as a selected dealer of certain Funds for which we serve as Distributor. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

1. From time to time during the term of this Agreement, we may make monthly payments to you pursuant to one or more distribution and service plans (the "Plans") adopted by certain of the Funds pursuant to Rule 12b-1 of the 1940 Act. You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Fund Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund's transfer agent. With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you. We, as Distributor, and each Fund reserve the right, without prior notice, to suspend or eliminate the payment of such Rule 12b-1 Plan payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the applicable Fund.

2. Any such monthly fee payments shall reflect the amounts described in a Fund's Prospectus. Payments will be based on the dollar amount of Fund Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer's dealer of record or as is agreed to by us and the dealer of record. No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase. No such fee payments will be payable to you unless such payment equals or exceeds $7.50. You represent that you are eligible to receive any such payments made to you under the Plans.

3. Each party agrees that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the NASD.

4. If trading in an omnibus environment, at the end of each month (or quarterly, upon request), you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the services provided in connection with such amounts. We shall provide quarterly reports to the board of directors or trustees ("Board") of each Fund regarding amounts expended pursuant to the Plans and the purposes for which such expenditures were made. You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5. This Agreement shall continue in effect until terminated in the manner prescribed below or as provided in the Plans or in Rule 12b-1. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days' prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the relevant Plan or the Dealer Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6. This Agreement may be amended by us from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered from time to time with the NASD. If you do not object to the amendment within thirty (30) days after its receipt, the amendment will become a part of this Agreement. Your objection must be in writing and be received by us within such fifteen days.

7. This Agreement shall become effective as of the date when it is executed and dated by us below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Texas.

8. All notices and other communications shall be given as provided in the Dealer Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

By: CAPSTONE ASSET PLANNING COMPANY

By: #9; 9;
Insert Name:
Title:
Agreed to and Accepted:
Name and Address of Dealer firm:

By:
Insert Name:
Title:

Date:

Appendix C

Confirmation Pursuant to NASD Notice to Members 03-50

As a selected dealer of the Shares of the above-referenced Funds, and pursuant to the terms of our Dealer Agreement, we hereby certify to you that we will at all times comply with (i) the provisions of our Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

We have performed a review of our internal controls and procedures to ensure that such controls and procedures are adequate to (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day's net asset value per share ("NAV"); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such customer-investor may be seeking market timing or arbitrage opportunities through such purchase.

PRIMARY FIRM PROFILE

for the Capstone Funds

FIRM TYPE:

Traditional B/D	______	Independent B/D	_______
Trading Platform	______	Clearing Firm	_______
TPA	______	RIA	_______
Bank/Trust Co	______
Commission Based?	____	Fee Based?	____	Both?	____

FIRM DETAIL:

Firm Name:

Address

Phone Number: Fax Number:

If you have a website indicate the address:

KEY CONTACTS:

Primary: Phone Number:

Operations: Phone Number:

Trading: Phone Number:

Compensation: Phone Number:

Compliance: Phone Number:

Sales/Marketing: Phone Number:

Networking/NSCC: Phone Number:

OPERATIONAL FIRM PROFILE

for the Capstone Funds

TRADING OVERVIEW:

Broker/Dealer if different from firm name:

CRD# (if applicable)

Self Clear? If no: Clearing Firm:

Clearing Firm NSCC Number:

If yes: NSCC Number: Alpha Code:

Network Level: Networking position schedule:

Omnibus Trading?

Do you clear fund direct (non-NSCC)?

What % of business?

Will you clear for other firms?

Will you utilize next day settlement?

Do you support DCC&S Late Files?

(file must be received at NSCC by 5am EST)

Will you be responsible for all 1099B reporting on FundServ redemptions?

Do you use NSCC Commission SERV for 12(b)-1and commissions?

Settlements should be sent to: Home Office:

Branch Office:

Address:

Business Purpose: New Purchase Expected Volume

Transfers &#Market Timing